As filed with the Securities and Exchange Commission on May 10, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Southern Company (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	58-0690070 (I.R.S. Employer Identification No.)
30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia (Address of Principal Executive Offices)	30308 (Zip Code)

SOUTHERN COMPANY DEFERRED COMPENSATION PLAN
(Full title of the plan)

MELISSA K. CAEN, Assistant Secretary
The Southern Company
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(Name and address of agent for service)

404-506-5000
(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

W. PAUL BOWERS Executive Vice President and Chief Financial Officer THE SOUTHERN COMPANY 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308	ERIC A. KOONTZ TROUTMAN SANDERS LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share/Obligation	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$100,000,000	100%	$100,000,000	$7,130

(1)
The Deferred Compensation Obligations are general unsecured obligations of The Southern Company to pay deferred compensation in the future in accordance with The Southern Company Deferred Compensation Plan.

(2)
Estimated solely for the purposes of determining the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the estimate of the amount of compensation to be deferred by participants.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this registration statement; and all documents subsequently filed by The Southern Company (“SOUTHERN” or the “registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided however, the registrant is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise.

(a) (1)	The registrant’s Annual Report on Form 10-K for the year ended December 31, 2009.
(b) (1)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
(2)	The registrant’s Current Reports on Form 8-K dated February 9, 2010 and May 10, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or suspended for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified shall not be deemed to constitute a part of this registration statement except as so modified and any statement so suspended shall not be deemed to constitute a part of this registration statement.

Item 4.              Description of Securities.

The summary of the obligations (the “Deferred Compensation Obligations”) arising pursuant to the Southern Company Deferred Compensation Plan and any amendments thereto (together, the “Plan”) is qualified in its entirety by reference to the terms and conditions of the Plan, which is filed as an exhibit hereto.  The Deferred Compensation Obligations registered hereby are unsecured general obligations of SOUTHERN to make future payments of compensation that a select group of management and highly compensated employees elect to defer under the terms of the Plan.  The Plan is unfunded for purposes of Title I of the Employee Retirement Income Security Act.

The Deferred Compensation Obligations rank equally with any of SOUTHERN’s other unsecured and unsubordinated indebtedness that may be outstanding from time to time, and Participants’ (as defined below) deferrals are subject to the claims of SOUTHERN’s general creditors in the event of bankruptcy or insolvency.  An aggregate principal amount of $100,000,000 of the Deferred Compensation Obligations is being registered hereunder.

A committee, consisting of the Vice President, Human Resources of SOUTHERN and other officers from subsidiaries of SOUTHERN (the “Committee”), administers the Plan.  Subject to the terms and conditions set forth in the Plan and conditions that the Committee may determine, each participating employee (a “Participant”) may elect to defer up to fifty percent (50%) of his or her base annual salary, and up to one hundred percent (100%) of his or her incentive pay as defined in the Plan, or such greater or lesser amount as shall be determined by the Committee from time to time.

When a Participant makes a deferral election, an account will be established on behalf of the Participant.  The Participant then must choose one of the following investment indices for any compensation that he or she defers: (1) SOUTHERN’s Common Stock or (2) Prime interest rate.  Contributions denominated in SOUTHERN’s Common Stock will be credited with dividend equivalents that will be deemed reinvested in SOUTHERN’s Common Stock and will be debited and credited commensurate with increases and decreases in the market price of SOUTHERN Common Stock.  Contributions tied to the Prime interest rate will earn interest that will be credited monthly.  A Participant is permitted to transfer between investment options.  A Participant is always one hundred percent (100%) vested in his or her deferral accounts.

A Participant must also select his or her distribution method and time of distribution for his or her account.  Distributions are made only in cash and begin following a separation from service or on a specified date, before or after a separation from service, as elected by a Participant.  A Participant electing to receive distribution upon separation from service may choose to receive a lump sum or annual installments.  A Participant, subject to approval of the Committee, may change this initial distribution method regarding amounts deferred prior to January 1, 2005 at any time, but no election made less than 12 months prior to a Participant’s retirement or termination will be given effect.  For amounts deferred after December 31, 2004, a distribution election may be modified only in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).  Distributions commence no later than 75 days following a Participant’s separation from service, or as soon as administratively possible after that date, unless a delay is required under Section 409A.

The Committee, in its sole discretion upon written application by a Participant, may authorize the suspension of a Participant’s election in the event of an unforeseen emergency or hardship of the Participant in compliance with Section 409A.  Additionally, if the Committee determines that a Participant no longer qualifies for the Plan, the Committee shall have the right, in its sole discretion, to rescind the eligibility of the Participant to make further deferrals under the Plan.

The Deferred Compensation Obligations are not subject to redemption, in whole or in part, and are not convertible into another security of SOUTHERN.  A Participant does not have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payment of his or her Deferred Compensation Obligations.

The Plan may be amended, modified or terminated by the Board of Directors of SOUTHERN in its sole discretion at any time and from time to time; provided, however, that no amendment, modification or termination shall impair any rights to any amounts which have been earned or deferred under the Plan prior to such amendment, modification or termination.

Item 5.              Interests of Named Experts and Counsel.

None.

Item 6.              Indemnification of Directors and Officers.

Section 145 of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the person’s conduct was unlawful.  The same section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.  Also, the section states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The By-Laws of SOUTHERN provide in substance that no present or future director or officer of SOUTHERN shall be liable for any act, omission, step or conduct taken or had in good faith which is required, authorized or approved by order issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any state statute regulating SOUTHERN or its subsidiaries by reason of their being public utility companies or public utility holding companies, or any amendment to any thereof.  In the event that such provisions are found by a court not to constitute a valid defense, each such director and officer shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or her or imposed on him or her, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in such By-Laws described.

The By-Laws of SOUTHERN also provide in pertinent part as follows:

“Each person who is or was a director or officer of the Corporation and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation as a matter of right against any and all expenses (including attorneys’ fees) actually and reasonably incurred by him and against any and all claims, judgments, fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law.  The indemnification provided by this Section shall inure to the benefit of the heirs, executors and administrators of such person.

Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation with respect to the defense of any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such claim, action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation under this Section or otherwise; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the Corporation.”

SOUTHERN has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

Item 7.              Exemption from Registration Claimed.

Not applicable.

Item 8.              Exhibits.

Exhibit Number

4.1
Southern Company Deferred Compensation Plan as amended and restated as of January 1, 2009 and First Amendment thereto effective January 1, 2010. (Designated in Form 10-K for the year ended December 31, 2008, File No. 1-3526, as Exhibit 10(a)4 and in Form 10-K for the year ended December 31, 2009, File No. 1-3526 as Exhibit 10(a)5.)

5.1	Opinion of Troutman Sanders LLP, counsel to SOUTHERN.
23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1 above).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney and Resolution.

Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission and which were designated as noted above are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

Item 9.              Undertakings.

(a)	Undertaking related to Rule 415 offering:

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Undertaking relating to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Undertaking relating to filing of registration statement on Form S-8:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 10, 2010.

THE SOUTHERN COMPANY By: David M. Ratcliffe Chairman, President and Chief Executive Officer By: /s/Melissa K. Caen Melissa K. Caen Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
David M. Ratcliffe	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)
W. Paul Bowers	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
W. Ron Hinson	Comptroller and Chief Accounting Officer (Principal Accounting Officer)
Juanita Powell Baranco	)
Jon A. Boscia	)
Thomas F. Chapman	)
Henry A. Clark III	)
H. William Habermeyer, Jr.	) Directors
Veronica M. Hagen	)
Warren A. Hood, Jr.	)
Donald M. James	)
J. Neal Purcell	)
William G. Smith, Jr.	)

By: /s/Melissa K. Caen Melissa K. Caen Attorney-in-Fact	May 10, 2010